CASHBET REAL MONEY GAMING SERVICES AGREEMENT

This CashBet Real Money Gaming Services Agreement (this “Services Agreement”) is effective as of  April 15, 2014 (the “Effective Date”) by and between (i) Cashbet Alderney Limited, a Channel Islands organization registered in Alderney (“CashBet”) a wholly-owned subsidiary of Mobile Gaming Technologies, Inc. , AND Mobile Gaming Technologies, Inc., (“The Cashbet Holding Company”)  a Delaware corporation, and (ii) Gamzio Mobile, Inc., a Nevada Corporation (including Gamzio’s affiliates and subsidiaries, if any) (“Gamzio”), with reference to the following facts:

RECITALS

A.
CashBet provides, among other things, a technology platform that provides real money gaming services, including regulatory licensing and compliance, customer service, hosting, banking, and e-commerce services as well as a software platform (collectively, the “Real Money Gaming Services”) for online games of chance (“Games”) played for real money payouts in regulated markets (the “Regulated Markets”) in accordance with al laws, rules, regulations, and statutes applicable to the Regulated Markets and the provision of Games therein (“Applicable Laws”).

B.
Gamzio desires to receive from CashBet, and CashBet desires to provide to Gamzio, Real Money Gaming Services, all according to the terms but subject to the conditions and limitations set forth in this Services Agreement.

C.
Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada. The Parties agree that any claim or dispute must be resolved by a court located in Las Vegas, Nevada except as otherwise agreed by the parties or as described in the Arbitration Option paragraph below. The Parties agree to submit to the personal jurisdiction of the courts located within Clark County, Nevada for the purpose of litigating all such claims or disputes.Arbitration Option - Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules Provider Rules. The number of arbitrators shall be three. The place of arbitration shall be Las Vegas, NV law shall apply. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

D.
Arbitration Option - Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules Provider Rules. The number of arbitrators shall be three. The place of arbitration shall be Las Vegas, NV law shall apply. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

NOW, THEREFORE, for the promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties (as defined below), CashBet and Gamzio (each a “Party,” and together the “Parties”) hereby agree as follows:

AGREEMENT

1.	CASHBET TERMS AND CONDITIONS.

This Services Agreement fully incorporates that certain CashBet Real Money Gaming Standard Terms and Conditions attached hereto as Exhibit B (the “Terms and Conditions”). Capitalized but undefined terms in this Services Agreement shall have the meanings as set forth in the Terms and Conditions.

2.	OBLIGATIONS OF THE PARTIES.

The Parties to this Services Agreement hereby acknowledge and agree that they shall undertake the following obligations pursuant to the terms and subject to the conditions of this Services Agreement, the Terms and Conditions, and any other agreements by and between the Parties:

2.1           Obligations of CashBet.

2.1.1.            CashBet will provide the Real Money Gaming Services to Gamzio.  CashBet may provide Gamzio other services as supplemented through written addenda signed by the Parties.

 The Parties acknowledge and agree that Gamzio’s real money wager game(s) (“Gamzio Games”) comply with all Applicable Laws and Gaming Regulations, including Compliance Testing as the sole condition for Gamzio Games to go live on CashBet’s platform.

2.1.2.           CashBet will pay Gamzio the Revenue Share (as defined in Section 3.3 below) due and ongoing to Gamzio, if any, in accordance with Section 3 below.

2.1.3.           CashBet will use its good faith commercially reasonable efforts to support Gamzio’s marketing and promotion efforts by integrating Gamzio Games into CashBet’s SDK with various affiliate and advertising programs when, as, and, if such programs become available (and so long as Gamzio is not in breach of this Services Agreement).

2.1.4.           CashBet will provide technical support, customer support, and management and information sharing support.

2.1.5.           CashBet will not communicate with or contact Gamzio’s end user customers (“Customers”) except as set forth in Section 2.2.12 below.

2.1.6.           CashBet will provide Gamzio with a dash board displaying daily, weekly, and monthly accounting and maintain reasonable records with respect to: (a)  revenues of the Gamzio Games and payments and reporting due to Gamzio hereunder; and (b) any  requirements imposed upon the Real Money Gaming Services by any Applicable Law and all steps taking by CashBet to ensure the compliance of the Games, when provided via the Real Money Gaming Services, therewith, in each case during the term of this Services Agreement and for a minimum period of two (2) years following termination of the Services Agreement (or for such longer period as may be required to comply with applicable recordkeeping requirements imposed by law).  Gamzio may, no more than once semi-annually, upon reasonable prior written notice and during the regular business hours of CashBet (and in a manner that is commercially reasonable and not unduly disruptive to CashBet), have an independent certified public accountant reasonably acceptable to CashBet (the “Auditor”) conduct an audit of such records for the sole purpose of verifying the payments made to Gamzio hereunder; provided, however, that Gamzio shall be solely responsible for all costs and expenses of conducting any such audit. The Auditor shall be required to sign a customary confidentiality agreement with CashBet prior to the audit, provided that such agreement will allow the auditor to report the audit results to Gamzio.  Gamzio acknowledges that CashBet’s records and the reports and results of any audit contain the confidential trade information of CashBet. CashBet shall be charged for the expense of any such audit or inspection that establishes an underpayment to Gamzio in excess of 5 percent (5%) of the payments due to Gamzio for the period subject to audit or inspection. In addition, Gamzio may access and receive such records at anytime, at Cashbet’s expense, as necessary to respond to any law enforcement investigation or inquiry from any governmental agency (“Enforcement Action”).

2.1.7.           CashBet may analyze Gamzio Games and marketing and promotion efforts and make a one (1)-page summary of recommendations thereon.

2.1.8.           CashBet will comply with all Applicable Laws, including but not limited to (a) applicable gaming; and (b) privacy laws (including but not limited to the European Union Privacy Safe Harbor Principals) and shall ensure that the Real Money Gaming Services comply with all Applicable Laws and shall, in addition to any other indemnification obligation of the CashBet, indemnify, defend, release, and hold harmless Gamzio from any Enforcement Action alleging that the  Real Money Gaming Services (or any Game approved by the Real Money Gaming Services) violates any Applicable Law.

2.1           Obligations of Gamzio.

2.2.1.           Gamzio will perform the Real Money Gaming Services, and any other obligations agreed to by the Parties.

2.2.2.           Gamzio and Gamzio Games will work with Cashbet to comply with all Applicable Laws, including but not limited to (a) applicable gaming; and (b) privacy laws (including but not limited to the European Union Privacy Safe Harbor Principals).

2.2.3.           Gamzio will (a) abide by CashBet’s Terms and Conditions set forth in Exhibit B, and CashBet’s privacy policy, set forth in Exhibit C and (b) adopt and enforce its own privacy policy which will comply with Applicable Law and be at least as comprehensive as CashBet’s privacy policy.

2.2.4.           Gamzio will not engage in any illegal or fraudulent behavior, or any other conduct that could reasonably jeopardize the applicable gambling licenses of CashBet.

2.2.5.           Gamzio has provided and will continue to provide CashBet confidentially with all data, data models, math models, source code, digital assets, and operating histories reasonably necessary for CashBet to launch Gamzio Games on CashBet’s platform and for CashBet to comply with applicable laws (“Gamzio Assets”). CashBet covenants to Gamzio that will be hold such Gamzio Assets inline with its confidentiality obligations pursuant to either (a) a nondisclosure agreement signed between the parties, or (b) Section 3.2 of the Terms and Conditions agreement, as applicable.  Cashbet is not to disclose this information to any third parties without the express written permission of Gamzio.

2.2.6.           Gamzio has provided and will continue to provide CashBet with Gamzio Branding Elements and several shots of Gamzio Games as well as other relevant marketing materials and Gamzio Content to assist CashBet in launching and marketing the Gamzio Games on CashBet’s platform and creating the conversion path of Gamzio Games. For clarity, CashBet may also use these assets in promotional and investor materials.

2.2.7.           Gamzio and Gamzio Games (a) do not and will not contain any slanderous, libelous, hateful, or obscene material; and (b) will comply with CashBet’s Acceptable Gamzio Content Policy as in effect and as updated from time to time.

2.2.8           Gamzio acknowledges and agrees that it bears the primary responsibility and burden for marketing and promoting its Gamzio Games on the CashBet platform, and Gamzio covenants to CashBet it will use its commercially reasonable best efforts to market and promote its Gamzio Games effectively.

2.2.9.           Gamzio will use its commercially reasonable efforts to cooperate in (a) providing quotes for joint press releases, and (b) developing case studies about CashBet’s platform as reasonably requested by CashBet from time to time.

2.2.10.                       Gamzio will use its commercially reasonable efforts to update its Gamzio Games regularly and keep it free of bugs and to keep the look, feel, and playability fresh and up-to-date (“Updates”).  Gamzio hereby covenants to CashBet that it will (a) promptly provide all Updates to CashBet at least ten (10) business days in advance of its desired public release for the purpose of CashBet properly testing such Update, and (b) will not make any Updates without first complying with subsection (a) of this Section 2.2.1.

2.2.11.                       Gamzio hereby grants CashBet an exclusive, worldwide non transferable, license for Casino Island Adventure and any other products launched on the CashBet Platform as mutually agreed from time to time, during the Term of the Services Agreement, and solely for the purpose of CashBet providing the Real Money Gaming Services to Developer Partner (or other services as agreed to by the Parties in writing), to reproduce, distribute, publicly display, publicly perform, prepare derivative works of (update, compile, adapt, modify, and re-format), use, sell, and publish on third-party application marketplaces (e.g., Apple’s iTunes Store) the Developer Partner Content and the Developer Partner Branding.

In the event that CashBet terminates this agreement with Gamzio, the following elements of Casino Island Adventure shall become the sole, separate, and undisputed property in its entirety to Gamzio without any further future claims of any kind whatsoever: Casino Island Adventure Artwork, Assets, and Branding Elements and source code supplied or created by Gamzio for the downloadable client application(s) distributed to end users and all the associated intellectual Property rights relating thereto. CashBet will further grant Gamzio a perpetual software license for sourcecode it created as part of the client application(s) only, and that is housed in the Shared Repository. Gamzio shall have no ownership or use of artwork bearing CashBet branding or logos.

2.2.12.                       Gamzio acknowledges and agrees that: (a) CashBet may, in compliance with all Applicable Laws, including the Controlling the Assault of Non Solicited Pornography and Marketing (“CAN-SPAM”) Act and the Telephone Consumer Protection Act  (“TCPA”),  market, advertise to, and contact via any approved electronic method (e.g., email, text, etc.) Gamzio’s inactive Customers with no deposit or wager activity within the last thirty (30) days for the purpose of marketing Gamzio Games; (b) in compliance with the CAN-SPAM Act and the TCPA, market, advertise to, and contact active Customers regarding Cash-Bet specific information and promotional material (e.g., information regarding upcoming bonuses, changes to the CashBet application or platform); provided, however, that such communications will not promote other  games to Gamzio’s active Customers; (c) CashBet may contact all Gamzio’s Customers to update such Customers regarding changes to CashBet’s privacy policies, website terms of service, etc.; and (d) CashBet may communicate with and contact all Gamzio’s Customers for the sole reason and only purpose  to resolve disputes, investigate fraud, collect documentation for large deposits or withdrawals, suspicious activities, to establish and confirm a Customer’s identity, residency, age or location, or for any other legally mandated or regulatory purpose. In each case of (a) through (d), CashBet represents and warrants that it shall, at all times and in all ways, comply with the TCPA and the CAN-SPAM Act and that it shall not take any action that would result in Gamzio being in violation of the TCPA or CAN-SPAM Act.  In addition to any other indemnification obligation hereunder, CashBet shall indemnify, defend, release, and hold harmless Gamzio from any violation of the foregoing representation

2.3           Schedule.  Each Party will meet in a timely manner its respective obligations set forth in this Services Agreement, or as updated from time to time by written addenda signed by the Parties and appended hereto.

2.4.           Technical Contacts. Each Party will each designate a technical contact as the primary individual(s) responsible for facilitating communication between Gamzio and CashBet and for coordinating the Real Money Gaming Services. Either Party may change its technical contact upon reasonable prior written notice to the other Party.

    FEES AND PAYMENT TERM

         3.1. The standard fee for compliance testing and regulatory approval to ensure that a single Gamzio Game complies with all Applicable Laws is U.S. Ten Thousand Dollars ($10,000) (the “Integration Fee”). CashBet will waive the integration fee for Gamzio Games which successfully pass third party compliance testing within 60 days of executing a definitive agreement or May 30, 2014 whichever comes first. Future games will be subject to reasonable integration fees on a mutually agreed basis.

         3.2. CashBet may offer, as necessary, additional integration support services at costs agreed to in a separate agreement.

         3.3. The revenue share paid to Gamzio will be sixty percent (60%) of Net Gaming Revenues(as defined in section 1.13  of Exhibit B) collected by CashBet as a result of Gamzio’s activities under Real Money Gaming Services during the first (1st) year of the Term (“Revenue Share”); After the first (1st)  anniversary of the Launch Date, and for the remainder of the Term, the higher of the following two shall apply: fifty percent (50%) or the then-current CashBet Standard Revenue Share listed in the Developer Portal of the CashBet website.

         3.4. All Revenue Shares will be denominated and paid to Gamzio in U.S. Dollars.

         3.5 CashBet will pay ninety percent (90%) of the applicable Revenue Share to Gamzio on a net 15fifteen (15) basis, and the balance on a net sixty (60) basis.  These amounts exclude holdback made by the processor (or otherwise out of CashBet's control). Cashbet retains these amounts only to accommodate for possible fraud, charge-backs, or other situations which directly affect Net Gaming Revenues. CashBet will review the holdback schedule from time to time with Gamzio and make modifications as mutually agreed.

 TERM AND TERMINATION.

         4.1. Term.  This Services Agreement shall commence on the Effective Date and continue in effect until the earlier to occur of:

      4.1.1. The first (1st) anniversary of the date your Gamzio Game is first available for public download and play via the CashBet platform (the “Launch Date”); provided, however, that the term will automatically renew for additional one (1) year renewal terms unless one Party provides the other Party with thirty (30) days prior written notice of its intent not to renew;

      4.1.2. Until terminated pursuant to Section 4.2;

        4.2. Termination of this Services Agreement automatically terminates the Terms and Conditions and the SDK License Agreement; or

     4.2.1. The date upon which any Enforcement Action is commenced against Gamzio in connection with any Game approved by CashBet

     4.2.2. The date upon which any Enforcement Action is commenced against CashBet or its holding company.

        4.3. Termination for Cause.  Termination pursuant to subsections 4.3.1 and 4.3.2 below constitute termination for “Cause.”

     4.3.1. Either Party will have the right to terminate this Services Agreement if (a) the other Party breaches any material term or condition of this Services Agreement and fails to cure such breach within thirty (30) days after written (electronic mail sufficient) notice specifying the nature of the breach;

     4.3.2. CashBet may terminate this Services Agreement upon thirty (30) business days prior written notice to Gamzio if, in CashBet’s sole discretion Gamzio (or Gamzio’s Customers) are generating an amount of fraud to be agreed upon in writing or if Gamzio fails to address in a timely manner severe stability, performance, or regulatory, issues with a Gamzio Game that prevent or significantly impair a user’s ability to install, operate or make wagers in their client application(s). For the purposes of this agreement a timely response means responding to email submitted bug reports within 24 hours and completing and testing fixes for submitted reports within 10 business days.

        4.4. Return of Materials.  Upon termination of this Services Agreement for any reason, each Party will promptly return (or, if the other Party consents, destroy) all items of any nature that belong to the other Party, including, without limitation, all data, records, documents and other material (in any form, format, or medium) containing or relating to a deliverable or Confidential Information of the other Party.

        4.5. Survival.  Section 1 (CashBet Terms and Conditions), Section 3 (Fees and Payment Terms), and Section 4 (Term and Termination) shall survive termination of this Services Agreement for any reason.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the Effective Date:

“GAMZIO:” ____________________________, a ______________________ By: Its: ____________________________________ Address: ____________________________________ ____________________________________
“CASHBET:”

CASHBET ALDERNEY LIMITED,
a Channel Islands organization registered in Alderney and a wholly-owned subsidiary of Mobile Gaming Technologies, Inc., a Delaware corporation

By:
       Michael P. Reaves, Manager

Address:  Inchalla, Le Val
                  Alderney, Channel Islands
                  GY9 3UL

EXHIBIT A

FORM OF STATEMENT OF WORK

This Statement of Work (“Statement of Work”) is made as of April 15, 2014 (the “Effective Date”) pursuant to that certain CashBet Real Money Gaming Services Agreement, dated April 15, 2014, by and between (i) Cashbet Alderney Limited, a Channel Islands organization registered in Alderney (“CashBet”), a wholly-owned subsidiary of Mobile Gaming Technologies, Inc., a Delaware corporation, and (ii) Gamzio, Inc., a Nevada Corporation (including Gamzio’s affiliates and subsidiaries, if any) (“Gamzio”) (the “Services Agreement”).

This Statement of Work will be governed by the terms of the Agreement and is hereby incorporated therein. Capitalized terms in this Statement of Work will have the same meaning as in the Agreement. To the extent that the terms or conditions in this Statement of Work conflict with the Agreement, the provisions of this Statement of Work will govern and control.

Services.  CashBet shall provide the following Services to Gamzio (the “Services”):

1. Integration Support Services

1.1. CashBet will provide development services required for and directly related to integration of the CashBet SDK into Gamzio’s products at no charge for the first game launched on the platform. Gamzio will provide technical support for and promptly address questions related to the integration process. Changes to the UI and application that are not related to integration of the SDK but may be required for regulatory compliance will be addressed on a mutually agreed basis.

1.2. CashBet will create math models and PARS sheets suitable for real money gaming on three slots games and deploy them on its servers for Casino Island Adventure at no cost to Gamzio. For clarity, CashBet retains ownership of any math models that it creates.

1.3. Gamzio Shall provide source code from Slots O’ Luck and art assets required for building Casino Island Adventure to CashBet and provide technical assistance with the game for the purposes of integration with CashBet’s SDK; provided, however, that all such source code remains the sole and exclusive property of Gamzio and may only be used for the specific purpose described in this Section 1.3

2. Schedule.

Both parties shall make good faith efforts to have the first Gamzio Slots product ready for launch in the Apple App Store by April 28, 2014. This will require submitting for compliance testing by April 15, 2014.

3. Additional Fees and Expenses.

3.1. Fees.

•	None

3.2. Invoicing and Payment Terms

•	None

4.Cancellation.

Both parties hereby acknowledge and agree that this Statement of Work may be cancelled pursuant to Section 4 of the Services Agreement.  In the event of a cancellation pursuant to Section 4 of the Services Agreement, any Services rendered by CashBet to Gamzio will be invoiced at the time of cancellation in accordance with Section 4 of this Statement of Work (or deducted from Revenue Share, as applicable).

[Signature page follows]

The parties hereby execute this Statement of Work as of the Effective Date.

“GAMZIO:” GAMZIO MOBILE, INC, a Nevada Corporation. By: Its: ____________________________________ Address: ____________________________________ ___________________________________
“CASHBET:”

CASHBET ALDERNEY LIMITED,
a Channel Islands organization registered in Alderney and a wholly-owned subsidiary of Mobile Gaming Technologies, Inc., a Delaware corporation

By:
Michael P. Reaves, Manager

Address:  Inchalla, Le Val
                  Alderney, Channel Islands
                  GY9 3UL

“MOBILE GAMING TECHNOLOGIES INC:”

A Delaware Corporation

By:
Michael P. Reaves, CEO

Address:

EXHIBIT B

CASHBET ALDERNEY LIMITED AND MOBILE GAMING TECHNOLOGIES, INC

For Gamzio Mobile Inc. April 15, 2014

These CashBet Real Money Gaming Standard Terms and Conditions (these “Terms and Conditions”) are incorporated into and supplement that certain CashBet Real Money Gaming Services Agreement, entered into by and between (i) Cashbet Alderney Limited, a Channel Islands organization and registered in Alderney (“CashBet”), a wholly-owned subsidiary of Mobile Gaming Technologies, Inc., a Delaware corporation (“MGT”), and (ii) you (including your affiliates and subsidiaries, if any) (“Developer Partner”) (the “Services Agreement”). Any capitalized terms used herein but not defined shall have the meaning as set forth in the Services Agreement.

Please read the following Terms and Conditions which apply to the Services Agreement.  If you do not agree to these Terms and Conditions CashBet will not provided you the Real Money Gaming Services (as defined in the Services Agreement) even if you and CashBet executed a Services Agreement.  These Terms and Conditions may only be modified or amended by written agreement signed by both parties.

AGREEMENT

NOW, THEREFORE, for the promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties (as defined below), CashBet and Developer Partner (each a “Party,” and together the “Parties”) hereby agree as follows:

1.	DEFINITIONS.

1.2. “Affiliate” means any person or entity that controls, is controlled by, or is under common control with either Party, directly or indirectly. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

1.3. “CashBet Branding Elements” means all trademarks, logos, tag lines, designs (e.g., colors and layouts) and other source-identifying branding elements owned or provided by CashBet.

1.4. “CashBet Technology” means any and all innovations that were conceived, reduced to practice, created, derived, developed, or made by CashBet or a third party (solely or jointly) for CashBet, related to or unrelated to the transactions contemplated in these Terms and Conditions,  including without limitation, software, technology, know-how, algorithms, procedures, techniques, solutions, and tools associated with the use, design, development, and testing of software programs that are owned by or licensed to CashBet and that are used by CashBet in connection with the performance of the Services Agreement.

1.5.               “Developer Partner Branding Elements” means all trademarks, logos, taglines, and other source-identifying branding elements owned by Developer Partner.

1.6.               “Developer Partner Content” means all game content owned by or developed by Developer Partner.

1.7.	“Data” means all data generated by use of the CashBet Technology.

1.8.
“Derivatives” means (a) for copyrightable or copyrighted material, any translation, abridgment, revision, or other form in which an existing work may be recast, transformed, or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material protected by trade secret, any new material derived from such existing trade secret material, including new material that may be protected under copyright, patent, and/or trade secret laws.

1.9.	“Enhancements” means improvements, upgrades, new releases, and enhancements to the CashBet Technology or the MGT Technology made after the Effective Date.

1.10.  “Feedback” means ideas, concepts, suggestions, criticisms, improvements, enhancements, and feedback generated during the course of performance of the Services Agreement.

1.11. “Gross Gaming Revenue” means all revenue and proceeds from Developer Partner’s gaming operations involving Real Money Gaming Services.

1.12. “Intellectual Property Rights” means (collectively): copyright rights (including, without limitation, the exclusive right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the exclusive right to make, use and sell), trade secrets, rights of publicity, authors’ rights, moral rights, goodwill, and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the laws of the United States, or any other state, country, or jurisdiction.

1.13.  “Net Gaming Revenue” means Gross Gaming Revenue less any prizes, payment processor fees, chargebacks, refunds,  fraud, platform or network provider fees such as those charged by Google, Apple or Facebook, and only gaming taxes paid directly for the Gambling Services and not taxes based on Cashbet’s income.

2.	OWNERSHIP OF INTELLECTUAL PROPERTY.

2.1. CashBet.  As between CashBet and Developer Partner, all CashBet Technology,  CashBet Branding Elements, Data, Enhancements, Feedback, Derivatives, and in each case all Intellectual Property Rights therein or associated therewith, are the sole and exclusive property of CashBet, and all right, title, and interest thereto are held by CashBet.

2.2. Developer Partner.  The Developer Partner Content and Developer Partner Branding Elements and all Intellectual Property Rights therein are the sole and exclusive property of Developer Partner.

2.3. Developer Partner License Grant. The Developer Partner hereby grants CashBet a exclusive, worldwide, non transferable, sublicensable (with mutual consentnot to be unreasonably withheld) license to Gamzio Productslaunched on the CashBet Platform, during the Term of the Services Agreement, and solely for the purpose of CashBet providing the Real Money Gaming Services to Developer Partner (or other services as agreed to by the Parties in writing), to reproduce, distribute, publically display, publicly perform, prepare derivative works of (update, compile, adapt, modify, and re-format), use, sell, and publish on third-party application marketplaces (e.g., Apple’s iTunes Store) the Developer Partner Content and the Developer Partner Branding.

3.           CONFIDENTIALITY.

3.1. Nondisclosure Agreement. Each Party acknowledges and agrees that it will abide by the terms of any Nondisclosure Agreement it has entered into with the other Party, which is incorporated into this Agreement, if any (the “NDA”).

3.2. Confidential Information.  In the event the Parties have not entered into an NDA, the Parties hereby agree as follows:

3.3. Each Party acknowledges that it may have access to information that relates to the other Party’s past, present, or future products, customers, software, research, development, improvements, inventions, processes, techniques, designs, or other technical data, or regarding administrative, management, financial, marketing, or manufacturing activities of the other Party or of a third party who may have supplied it to such other Party on a confidential basis.  All such information, including any materials or documents containing such information, is considered “Confidential Information.” Confidential Information includes Personal Information, as defined below.

3.4. Both during and after the Term of the Services Agreement, each Party hereby agrees to preserve and protect the confidentiality of the other Party’s Confidential Information.

3.5. All Confidential Information used or generated during the course of the Services Agreement is the property of the disclosing Party. Except with the disclosing Party’s prior written permission, the receiving Party may not disclose or make copies of any of the disclosing Party’s Confidential Information, remove the disclosing Party’s Confidential Information from the disclosing Party’s premises, or use the disclosing Party’s Confidential Information except in connection with the Real Money Gaming Services contemplated in the Services Agreement (or in connection with other services as agreed to by the Parties in writing). The receiving Party shall return any of the disclosing Party’s Confidential Information that may have been disclosed, removed, or copied within five (5) days of termination of the Services Agreement, and shall not retain any such Confidential Information of the disclosing Party.

3.6. Exclusions.  Notwithstanding the foregoing, if the disclosing Party’s Confidential Information is required to be disclosed by the other Party pursuant to law, regulation, or valid court order, such other Party shall be permitted to make such disclosure; provided, however, that it shall promptly notify the disclosing Party in writing to permit the disclosing Party the reasonable opportunity to appear in any judicial proceeding involved or otherwise act to preserve its rights.  Further, the obligations in this section shall not apply to any information which (i) is already in the public domain at the time of disclosure, (ii) is already lawfully in the receiving Party’s possession at the time of disclosure, without an obligation of confidentiality, as evidenced by the receiving Party’s business records, (iii) is received independently by the receiving Party from a third party who was free to lawfully disclose such information to the receiving Party, or (iv) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s business records.  Each party further agrees not to disclose the terms of this Agreement to any third party except to the extent that disclosure is necessary to a Party’s contractors, advisors, auditors, attorneys and consultants.

4.	REPRESENTATIONS AND WARRANTIES.

4.1.
Representations and Warranties of CashBet to Developer Partner.  CashBet hereby represents and warrants to Developer Partner that CashBet has full power to enter into the Services Agreement and to carry out its obligations thereunder.  CashBet further represents and warrants to Developer Partner that, to its knowledge, neither the CashBet Technology nor the Real Money Gaming Services infringe any third party Intellectual Property Rights.

4.2.	Representations and Warranties of Developer Partner to CashBet. Developer Partner hereby represents, warrants, and covenants to CashBet that:

4.1.1.	It is able to perform its obligations described in the Services Agreement and shall perform such obligations in a timely, reliable, and commercially reasonable manner.

4.1.2.	It will preserve the confidentiality of all Confidential Information of CashBet and otherwise comply with the requirements of Section 3 (“Confidential Information”);

4.1.3.	It will perform in accordance with applicable laws and regulations;

4.1.4.	It will not disclose to CashBet any confidential information or material belonging to others, except with the written permission of the owner of such information or material;

4.1.5.
None of the Developer Partner Content or Developer Partner Branding Elements will infringe on or misappropriate the copyright, patent, trademark, trade secret, or any other Intellectual Property Right of any third party.

4.1.6.
In the event  Gamzio publishes its game on a third-party application marketplace (e.g., Apple’s iTunes Store), it will not submit a new version without first obtaining CashBet’s express written consent. This requirement is necessary to ensure CashBet complies will all regulatory requirements.

4.1.7.
Except as expressly specified in the SDK License Agreement (as defined below) Developer Partner will not copy (in any amount) or modify CashBet Technology in any way, including, but not limited to, adding new features or otherwise making adaptations that alter the functionality of any CashBet Technology; (b) transfer, sell, rent, lease, distribute or otherwise assign any rights to, or any portion of CashBet Technology to any third party; or (c) make the functionality of this application available to multiple users through any means, including, but not limited to, distribution of CashBet Technology or by uploading CashBet Technology to a network or file-sharing service or through any hosting, application services provider or any other type of service; (d) dissemble, decompile, or reverse engineer CashBet Technology, in whole or in part, or permit or authorize a third party to do so.

6.	INDEMNIFICATION; LIMITATION OF LIABILITY.

6.1.
Indemnification.  Each Party agrees to indemnify, defend, and hold the other Party, its parents and Affiliates, and their respective officers, directors, employees, agents, and representatives harmless from any costs, expenses (including reasonable attorneys’ fees), losses, liabilities, damages, and penalties that such indemnified Party may incur (a) as a result of any breach of the representations and warranties made by such indemnifying Party in Section 4, or (b) in connection with the willful tortious misconduct, recklessness, gross negligence, or negligence of such indemnifying Party.

6.2.
LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY OR ANYONE ELSE INVOLVED IN THE CREATION, PRODUCTION, DELIVERY, OR LICENSING OF THE DELIVERABLES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT WILL CASHBET OR MGT BE LIABLE FOR ANY CLAIMS OR DAMAGES ARISING UNDER OR IN CONNECTION WITH THESE TERMS AND CONDITIONS, THE SERVICES AGREEMENT, OR THE SDK LICENSE AGREEMENT IN AN AMOUNT MORE THAN NET GAMING REVENUE DERIVED BY CASHBET FROM DEVELOPER PARTNER.

7.	GENERAL.

These Terms and Conditions, the Services Agreement, and the SDK License Agreement (collectively the “Transaction Agreements”), and any dispute arising under or which is related to the Transaction Agreements (whether in contract, tort, or otherwise), and the validity, performance, and interpretation of the Transaction Agreements shall be governed by and construed in all respects under the laws of the Bailiwick of Guernsey, without regard to its conflicts of law principles. Any suit, action, or proceeding arising from or relating to the Transaction Agreements must be brought, solely and exclusively, in the courts of  Nevada and each Party irrevocably consents to the jurisdiction and venue of any such court in any such suit, action or proceeding (and waives any claim of forum non conveniens and any objections as to laying of venue).  Failure by either Party to enforce any provision of the Transaction Agreements will not be deemed a waiver of future enforcement of that or any other provision.  Any waiver, amendment, or other modification of any provision of the Transaction Agreements will be effective only if in writing and signed by the Parties. If for any reason a court of competent jurisdiction finds any provision or portion of the Transaction Agreements to be unenforceable, that provision of the Transaction Agreements, as applicable, will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of the Transaction Agreements will continue in full force and effect. All notices required or permitted under the Transaction Agreements will be in writing, will reference the applicable Transaction Agreement, and will be deemed given: (a) when sent by facsimile confirmed by electronic mail, registered mail, or certified mail; (b) upon receipt after having been sent by registered or certified mail, return receipt requested, postage prepaid; (c) five (5) working days after deposit with a commercial overnight carrier, with written verification of receipt; or (d) when emailed with confirmed receipt.  All communications will be sent to the addresses set forth below or to such other address as may be designated by a Party by giving written notice to the other Party pursuant to this Section.  Notwithstanding the foregoing, regular operational communications are not subject to these notice requirements.  The remedies specified in the Transaction Agreements are cumulative and an injured Party may seek, in addition to such remedies, all other remedies available at law or in equity for any breach or violation of the Transaction Agreements.  Neither Party may assign its rights or obligations hereunder, by operation of law or otherwise, without express written consent of the other Party (except that CashBet may, without Developer Partner’s consent, assign its rights and obligations hereunder to a successor entity that acquires all or substantially all of the assets or capital stock (via merger or otherwise) of CashBet or an affiliated entity of CashBet). Any attempted assignment (except to a successor entity or affiliated entity) will be void.  The Transaction Agreements shall be binding upon the successors of the Parties.  The Transaction Agreements shall inure to the benefit of each Party, its subsidiaries, and affiliates. Except as expressly provided herein to the contrary, no provisions of the Transaction Agreements, express or implied, are intended or will be construed to confer rights, remedies or other benefits to any third party.  Each Party's relationship with the other is that of an independent contractor, and nothing in the Transaction Agreements is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship.  Neither Party will be entitled to any of the benefits which the other may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing, or retirement benefits.  Neither Party is authorized to make any representation, contract, or commitment on behalf of the other. Each Party is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the services and receipt of fees under the Transaction Agreements.  The Transaction Agreements and the NDA, if any, including all exhibits attached hereto (which are hereby incorporated by this reference), constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings, representations, communications and agreements, written or oral, regarding such subject matter.

EXHIBIT C

CASHBET PRIVACY POLICY

CashBet Alderney Limited (We, us, our) is committed to protecting and respecting your privacy.
This policy (together with our terms of use: http://www.cashbet.com/player_terms.html, and any other documents referred to on it) sets out the basis on which any personal data we collect from you, or that you provide to us, will be processed by us. Please read the following carefully to understand our views and practices regarding your personal data and how we will treat it. By visiting www.cashbet.com you are accepting and consenting to the practices described in this policy.

For the purpose of the Data Protection Act 1998 (the Act), the data controller is CashBet Alderney Limited of Inchalla, Le Val, Alderney GY9 3UL.

Information We May Collect From You

We may collect and process the following data about you:

•
Information you give us. You may give us information about you by filling in forms on our site www.cashbet.com (our site) or by corresponding with us by phone, e-mail or otherwise. This includes information you provide when you register a Player account on our site or place bets or wagers, otherwise make use of any products or services available from our website or mobile applications, and when you report a problem, make a complaint to us or request self-exclusion. The information you give us may include your name, username or nickname (if they contain personal information), your address, e-mail address and phone number, financial and credit card information, personal description and photograph, and gambling preferences.

•	Information we collect about you. With regard to each of your visits to our site we may automatically collect the following information:

•
Technical information, including the Internet protocol (IP) address used to connect your computer to the Internet, your login information, browser type and version, time zone setting, browser plug-in types and versions, operating system and platform,

•
Information about your visit, including the full Uniform Resource Locators (URL) clickstream to, through and from our site (including date and time), bets or wagers you placed, web pages you viewed or searched for, page response times, download errors, length of visits to certain pages, page interaction information (such as scrolling, clicks, and mouse-overs), and methods used to browse away from the page and any phone number used to call our customer service number.

•
Information we receive from other sources. We may receive information about you if you use any of the other websites we operate from time to time or if you avail yourself of the other services we provide. We are also working closely with third parties (including, for example, our regulators, business partners, sub-contractors in technical, payment and delivery services, advertising networks, analytics providers, search information providers, credit reference agencies) and may receive information about you from them.

Cookies

Our website uses cookies to distinguish you from other users of our website. This helps us to provide you with a good experience when you browse our website and also allows us to improve our site. For detailed information on the cookies we use and the purposes for which we use them see our Cookie policy (www.cashbet.com/cookies.html).

Uses Made of the Information

We use information held about you in the following ways:

•	Information you give to us. We will use this information to:

•	Carry out our obligations arising from any contracts entered into between you and us and to provide you with the information, products and services that you request from us,

•	Provide you with information about other goods and services we offer that are similar to those that you have already used,

•
Provide you, or permit selected third parties to provide you, with information about goods or services we feel may interest you. If you are an existing player, we will only contact you by electronic means (e-mail or SMS) with information about goods and services similar to those which we have provided to you. If you are a new or prospective player, and where we permit selected third parties to use your data, we (or they) will contact you by electronic means only if you have consented to this. If you do not want us to use your data in this way, or to pass your details on to third parties for marketing purposes, please tick the relevant box situated on the form on which we collect your data (the Player account registration form),

•	Notify you about changes to our service,

•	Ensure that content from our site is presented in the most effective manner for you and for your computer.

•	Information we collect about you. We will use this information:

•	To administer our site and for internal operations, including troubleshooting, data analysis, testing, research, statistical and survey purposes,

•	To improve our site to ensure that content is presented in the most effective manner for you and for your computer,

•	To allow you to participate in interactive features of our service, when you choose to do so,

•	As part of our efforts to keep our site safe and secure,

•	To measure or understand the effectiveness of advertising we serve to you and others, and to deliver relevant advertising to you,

•	To make suggestions and recommendations to you and other users of our site about goods or services that may interest you or them.

•
Information we receive from other sources. We may combine this information with information you give to us and information we collect about you. We may us this information and the combined information for the purposes set out above (depending on the types of information we receive).

Disclosure of Your Information

We may share your personal information with any member of our group, which means our subsidiaries, our ultimate holding company and its subsidiaries, as defined in section 1159 of the UK Companies Act 2006.

We may share your information with selected third parties including:

•
The Alderney Gambling Control Commission or the Gambling Commission or the Independent Betting Adjudication Service to comply with our regulatory obligations and/or in connection with any application for arbitration concerning your relationship with us.

•	Our business partners, suppliers and sub-contractors for the performance of any contract we enter into with them.

•	Credit reference agencies or other third party service providers who will check or authenticate you.

•
Advertisers and advertising networks that require the data to select and serve relevant adverts to you and others. We do not disclose information about identifiable individuals to our advertisers, but we may provide them with aggregate information about our users (for example, we may inform them that 500 men aged under 30 have clicked on their advertisement on any given day). We may also use such aggregate information to help advertisers reach the kind of audience they want to target (for example, women in SW1). We may make use of the personal data we have collected from you to enable us to comply with our advertisers’ wishes by displaying their advertisement to that target audience.

•	Analytics and search engine providers that assist us in the improvement and optimisation of our site.

We may disclose your personal information to third parties:
•	In the event that we sell or buy any business or assets, in which case we may disclose your personal data to the prospective seller or buyer of such business or assets.

•	If CashBet Alderney Limited or substantially all of its assets are acquired by a third party, in which case personal data held by it about its customers will be one of the transferred assets.

•
If we are under a duty to disclose or share your personal data in order to comply with any legal obligation, or in order to enforce or apply our terms of use (www.cashbet.com/player_terms.html) and any other agreements or policies we may adopt from time to time including any policies in respect of Responsible Gambling, betting or wagering rules, fraud prevention, cheating and unethical behaviour, or to protect the rights, property, or safety of CashBet Alderney Limited, our players, or others. This includes exchanging information with our regulators, other companies and organisations for the purposes of player protection, fraud protection and age verification.

Where We Store Your Personal Data

The data that we collect from you may be transferred to, and stored at, a destination outside the European Economic Area (EEA). It may also be processed by staff operating outside the EEA who work for us or for one of our suppliers. Such staff maybe engaged in, among other things, the setting of bets or wagers, the opening of Player accounts, the processing of your payment details, analysis of your betting or wagering activity, and the provision of customer support services. By submitting your personal data, you agree to this transfer, storing or processing. We will take all steps reasonably necessary to ensure that your data is treated securely and in accordance with this privacy policy.

All information you provide to us is stored on our secure servers. Any payment transactions will be encrypted using SSL technology. Where we have given you (or where you have chosen) a password which enables you to access certain parts of our site, you are responsible for keeping this password confidential. We ask you not to share a password with anyone.
Unfortunately, the transmission of information via the internet is not completely secure. Although we will do our best to protect your personal data, we cannot guarantee the security of your data transmitted to our site, any transmission is at your own risk. Once we have received your information, we will use strict procedures and security features to try to prevent unauthorised access.

Your Rights

You have the right to ask us not to process your personal data for marketing purposes. We will usually inform you (before collecting your data) if we intend to use your data for such purposes or if we intend to disclose your information to any third party for such purposes. You can exercise your right to prevent such processing by checking certain boxes on the forms we use to collect your data. You can also exercise the right at any time by contacting us at support@cashbet.com.

Our site may, from time to time, contain links to and from the websites of our partner networks, advertisers and affiliates. If you follow a link to any of these websites, please note that these websites have their own privacy policies and that we do not accept any responsibility or liability for these policies. Please check these policies before you submit any personal data to these websites.

Access to Information

The Act gives you the right to access information held about you. Your right of access can be exercised in accordance with the Act. Any access request may be subject to a fee of £10 to meet our costs in providing you with details of the information we hold about you.

Changes to Our Privacy Policy

Any changes we may make to our privacy policy in the future will be posted on http://www.cashbet.com/privacy.html  and, where appropriate, notified to you by e-mail. Please check back frequently to see any updates or changes to our privacy policy.

Contact

Questions, comments and requests regarding this privacy policy are welcomed and should be addressed to support@cashbet.com.